As filed with the Securities and Exchange Commission on October 1, 2025

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHIMERA INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in its Governing Instruments)

Maryland	26-0630461
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

630 Fifth Avenue Suite 2400 New York, New York	10111
(Address of principal executive offices)	(Zip Code)

Chimera Investment Corporation Inducement Award Plan

(Full Title of the Plan)

630 Fifth Avenue, Suite 2400

New York, New York 10111 (888) 895-6557

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Phillip J. Kardis, II

Chief Executive Officer

Chimera Investment Corporation

630 Fifth Avenue, Suite 2400

New York, New York 10111

(Name and Address, of Agent for Service)

(888) 895-6557

(Telephone Number, including Area Code, of Agent for Service)

Copies to:

Robert K. Smith, Esq.

Hunton Andrews Kurth LLP

2200 Pennsylvania Avenue, N.W.

Washington, DC 20037

(202) 955-1611

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Explanatory Note

Chimera Investment Corporation (the “Registrant,” “Company,” “we” and “our”) files this registration statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 540,000 shares of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”), that may be offered and issued under the Chimera Investment Corporation Inducement Award Plan (the “Plan”) in connection with the grant of employment inducement awards pursuant to the New York Stock Exchange Listed Company Manual Rule 303A.08 (“NYSE Rule 303A.08”). The Plan provides for, among other things, the grant of non-qualified stock options, restricted stock units, restricted stock awards, dividend equivalents, and stock appreciation rights.

On September 22, 2025, the Plan was approved by the compensation committee of the Company’s board of directors (the “Board”) in reliance on the employment inducement exception to shareholder approval provided under NYSE Rule 303A.08. In connection with the Company’s previously announced acquisition of HomeXpress Mortgage Corp. (“HomeXpress”), through its wholly-owned subsidiary Chimera Funding TRS, LLC, a Delaware limited liability company (“Funding TRS”), the Company will issue restricted stock units to certain employees of HomeXpress as a material inducement for such employees to continue their employment with HomeXpress following the acquisition of HomeXpress by Funding TRS.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed by the Company with the Securities and Exchange Commission (the “Commission”) but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 19, 2025, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed on May  8, 2025, and Quarterly Report on Form 10-Q for the quarterly period ended June  30, 2025, filed on August 6, 2025;

(b)

The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December  31, 2024 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April  24, 2025;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on April  8, 2025, April  11, 2025, June  11, 2025, June 12, 2025, as amended by the Current Report on Form 8-K/A filed on June  13, 2025, September  10, 2025 and September 16, 2025; and

(d)

The description of the Registrant’s common stock, $0.01 par value per share, included in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 19, 2025 and incorporated herein by reference pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement. Unless expressly incorporated by reference into this Registration Statement, nothing in this Item 3 shall be deemed to incorporate information furnished by the Registrant on Form 8-K (pursuant to the requirements of Regulation FD or otherwise) that, pursuant to and in accordance with the rules and regulations of the Commission, is not deemed “filed” for purposes of the Exchange Act.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify any present or former director or officer or any individual who, while a director or officer of ours and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law and without requiring a preliminary determination of the ultimate entitlement to indemnification, to indemnify any present or former director or officer or any individual who, while a director or officer of ours and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, trustee, member, manager or partner and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any individual who served a predecessor of ours in any of the capacities described above and any employee or agent of ours or a predecessor of ours.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.	Description

4.1	Articles of Amendment to the Articles of Amendment and Restatement of Chimera Investment Corporation (filed as Exhibit 3.2 to the Company’s Report on Form 8-K filed on May 21, 2024 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of Chimera Investment Corporation (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 10, 2017 and incorporated herein by reference).

4.3	Specimen Common Stock Certificate of Chimera Investment Corporation (filed as Exhibit 4.1 to the Company’s Registration Statement on Amendment No. 1 to Form S-11 (File No. 333-145525) filed on September 27, 2007 and incorporated herein by reference).

5.1*	Opinion of Venable LLP (US) regarding legality.

23.1*	Consent of Ernst & Young, LLP.

23.2*	Consent of Venable (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

99.1*	Chimera Investment Corporation Inducement Award Plan.

99.2*	Form of Restricted Stock Unit pursuant to the Chimera Investment Corporation Inducement Award Plan.

*	Filed here within.

Item 9. Undertakings.

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8 , and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.

The undersigned issuer hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to Item 6 of this Part II, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 1, 2025.

CHIMERA INVESTMENT CORPORATION

By:	/s/ Phillip J. Kardis II
Phillip J. Kardis II President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Phillip K. Kardis, II and Subramaniam Viswanathan, and each of them, as attorney-in-fact and agents, each with full power of substitution and resubstitution, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ Phillip J. Kardis II Phillip J. Kardis II	President, Chief Executive Officer and Director (principal executive officer)	October 1, 2025

/s/ Subramaniam Viswanathan Subramaniam Viswanathan	Chief Financial Officer (principal financial officer and principal accounting officer)	October 1, 2025

/s/ Gerard Creagh Gerard Creagh	Director	October 1, 2025

/s/ Kevin Chavers Kevin Chavers	Director	October 1, 2025

/s/ Debra Still Debra Still	Director	October 1, 2025

/s/ Brian Patrick Reilly Brian Patrick Reilly	Director	October 1, 2025

/s/ Susan Mills Susan Mills	Director	October 1, 2025

/s/ Cynthia Walsh Cynthia Walsh	Director	October 1, 2025